DURABLE POWER OF ATTORNEY

I, Bruce Bertman, of 10101 Johns Drive, Damascus, MD 20872, do hereby execute this Durable Power of Attorney with the intention that the attorney-in-fact hereinafter named shall be able to act in my place in all matters. This Durable Power of Attorney is executed in Florida and I intend that it shall be governed by Florida law.

Section 1. DESIGNATION OF ATTORNEY
1.01.
I hereby designate and appoint Mark S. Bertman, as my true and lawful attorney-in-fact in furtherance and execution of the powers hereby granted. If he is physically or mentally unable to serve as my true and lawful attorney-in-fact, then I appoint Isobel D. Bertman to act on my behalf in his place.

Section 2. EFFECTIVE DATE OF POWER OF ATTORNEY
2.01.	This Durable Power of Attorney shall be effective as of the date of execution.
2.02.
This Durable Power of Attorney shall not be affected by my disability. It is my specific intention that my attorney-in-fact shall continue to act as such even though I may not be competent to ratify the actions of my attorney-in-fact.

2.03.
All persons dealing with my attorney-in-fact may fully relay upon the Power of Attorney and the authority of my attorney-in-fact to act for me hereunder. Any person or entity that relies upon this General Power of Attorney may be indemnified for such reliance if such reliance occurs. My attorney-in-fact is authorized to take appropriate legal action against a third party for refusal to honor this Power of Attorney.

Section 3. POWERS
3.01.
My attorney-in-fact shall have all of the powers, elections, and authority granted to guardians in the State where I reside, by statute, common law, and under any rule of court. In addition, but not by way of limitation, my attorney-in-fact shall also have the powers to:

3.02.
Collect and receive, with or without the institution of suit or other legal process, all debts, monies, gifts, objects, interest, dividends, annuities, and demands that now are due or may hereafter become due or otherwise payable to me. My attorney-in-fact may use and take all lawful actions (in my name or otherwise) to recover or compromise those items.

3.03.
Sell, convey, lease, exchange, mortgage, pledge, release, hypothecate, or otherwise deal with, dispose of, exchange or encumber any of my property, either real or personal. This shall include the power to borrow money upon such terms as my attorney-in-fact considers to be appropriate.

3.04	Appear on my behalf in any litigation in which I am or may become a party during the duration of this General Power of Attorney, and to retain counsel and attorneys on my behalf.
3.05	Waive any or all dower rights, which I may have in any real or personal property in any jurisdiction.
3.06	Give releases, consents, and receipts on my behalf.
3.07	Deposit funds in my name in any banking or savings institution or in any “money market” fund in which I may have any funds on deposit.
3.08
Pay any and all bills, accounts, claims and demands now due by me or becoming due by me. My attorney-in-fact may withdraw funds from and draw and sign checks in my name upon any bank or trust company, savings institution, or money market funds in which I may have any funds on deposit.

3.09	Endorse all checks drawn to my order for deposit in any account in which I have funds on deposit or in any new account opened in my name.
3.10	Hold, invest, reinvest, and otherwise deal with and manage all property in which I have any interest.
3.11	Transfer or surrender any securities which I may own, and to execute in my name or on my behalf any stock power or other instrument in order to effectuate any such transfer or surrender.
3.11-a.	Exercise any and all voting rights with respect to any and all securities which I may own.
3.12.
Enter into or renew any agency or custodian agreement with any bank or trust company, at my expense, for the investment or safekeeping of any property. This shall include the power to revoke any agency or custodian agreement, whether the agreement is entered into by me, by my attorney-in-fact, or by any other person.

3.13.
Have unrestricted access to, and the right to enter into, any safety deposit box, vault, storage warehouse, or other depository, which I may own, which may be registered in my name, or in which any property may be held for me.

3.14.
Bargain for, contract for, purchase, receive, lease or otherwise acquire in my name, for my account or on my behalf, property of any kinds, real or personal, tangible or intangible, including but not limited to, United States Treasury Bills, Notes, Bonds, and other obligations of the United States Government, or any of its agencies which may be used, pursuant to S6312 of the Internal Revenue Code and the Regulations thereunder, (as the same may be in effect from time to time), in payment of the tax imposed by S2001 of said Code as it may be in effect from time to time.

3.15.
Prepare and execute any and all Federal, State, local or other tax returns, claims for refunds, or declarations of estimated tax. This power shall include the power to represent me, (directly or through attorneys, accountants, or other agents), in any matter before the Internal Revenue Service or any other Federal, State or local agency. In connection with such representation, my attorney-in-fact may execute consents extending the statutory period for the assessment or collection of taxes; may pay all taxes and interest thereon, which I may properly owe or which may be assessed against me; and may contest the validity of any proposed assessment.

3.16.	Execute, seal, acknowledge, and deliver any instruments, documents, or papers deemed necessary, advisable or expedient with respect to any property.
3.17.	Disclaim, in whole or in part, any right of succession or transfer to property, or any interest in property that I may have, now or in the future.
3.18	a)
Should I become unable to care for myself, my attorney-in-fact shall have the primary duty and discretion of making all arrangements for my care, comfort, maintenance, in my customary standard of living, medical treatment, nursing care (if the latter is necessary or advisable) and generally for all decisions having to do with my personal well-being, health and happiness. This includes, but is not limited to: reviewing and having access to all medical records; employ or discharge medical providers or authorize admission to medical facilities, consent to or refuse any medical treatment, care or diagnostic procedure; grant releases of liability to medical providers; make anatomical gifts; and consent to measures for relief of pain.

(b)
If any important or crucial decision – specifically including the granting or withholding of consent to any medical procedure – is required regarding my living arrangements, health, medical care, and well-being, I give full authority to my attorney-in-fact. My attorney-in-fact shall have no liability or responsibility whatsoever for any action affecting my personal care, well-being, and related matters described in this section, which is taken in good faith.

(c)
As a guide to my attorney-in-fact, I state the following: I do not wish that heroic or extraordinary measures be taken to maintain or extend my life if, in the opinion of two (2) physicians, there is no reasonable expectation of my recovery from extreme mental or physical disability; however, I do ask that medication and medical care be mercifully administered to alleviate suffering even though this may shorten my remaining life.

3.19.	My attorney-in-fact may act in all matters with respect to all powers described herein as freely, fully, and effectively as I could or might do personally if present and of sound and disposing mind.

Section 4. RATIFICATION; USE OF PHOTOCOPY; REVOCATION OF PRIOR POWERS
4.01.	I ratify all acts taken (up until now or hereafter), by my attorney-in-fact by authority of this Durable Power of Attorney.
4.02.	I authorize the use of one or more photocopies of this Durable Power of Attorney, in lieu of the original executed by me, to carry out its provisions.
4.03.
I hereby revoke and cancel any and all general powers of attorney previously executed by me, if any, and all such documents shall be of no further force or effect. However, I do not intend, in any way in this instrument, to affect, modify or terminate any special, restricted, or limited power of attorney I previously may have granted in connection with any banking, borrowing or commercial transaction.

    HEREBY giving and granting to my said attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever necessary to be done in the premises, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorney-in-fact may do pursuant to this Durable Power of Attorney and this Durable Power of Attorney shall not be affected by disability of the principal.

WITNESS my hand and seal this ____day of _______, 2004.

____________________
(SEAL)
Bruce I. Bertman

STATE OF FLORIDA ) COUNTY OF ________________ ) SS:

I HEREBY CERTIFY that on this ____ day of ________,2004, before me, the subscriber, a Notary Public in and for the State and County aforesaid, personally appeared Bruce I. Bertman, who acknowledged the foregoing Durable Power of Attorney to be his voluntary act.

WITNESS my hand and notarial seal.
______________________
Notary Public

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